Filed Pursuant to Rule 424(b)(3)
Registration No. 333-129019

August 24, 2006

Prospectus Supplement No. 5
To Prospectus Dated April 13, 2006

of

ADVANCED CELL TECHNOLOGY, INC.

Relating to

20,397,296 SHARES OF COMMON STOCK

This prospectus supplement supplements our prospectus dated April 13, 2006, relating to the sale by certain selling stockholders of up to 20,397,296 shares of common stock of Advanced Cell Technology, Inc. held by or issuable to the selling stockholders, as follows:

•                                          up to 9,685,326 shares of common stock underlying convertible debentures held by certain selling security holders in the aggregate original principal amount of $22,276,750,

•                                          up to 6,004,902 shares issuable upon the exercise of common stock purchase warrants held by certain of the selling security holders, and

•                                          in accordance with our contractual obligations, up to an additional 4,707,068 shares issuable upon conversion of the debentures and upon exercise of the warrants.

You should read this supplement in conjunction with the prospectus.  This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

SELLING SECURITY HOLDERS

The section of the prospectus entitled “Selling Security Holders” on pages 18—21 of the prospectus is amended to reflect the following:

(i)                                     Omicron Master Trust holds a common stock purchase warrant, upon the exercise of which 186,404 shares of common stock will be issuable. Omicron Master Trust no longer holds any convertible debentures issued by the Company.

(ii)                                  Portside Growth and Opportunity Fund has acquired an additional convertible debenture, upon the conversion of which 310,675 shares of common stock will be issuable.

(iii)                               Rockmore Investment Master Fund Ltd. has acquired a convertible debenture, upon the conversion of which 144,035 shares of common stock will be issuable, and a common stock purchase warrant, upon the exercise of which 86,422 shares of common stock will be issuable.